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                                                                    Exhibit 99.1


CONTACTS:
Tom Holzel               Francis Courreges         Laura Dayton
VP of Marketing & Sales  Executive Vice President  Stapleton Communications,Inc.
408.986.8868             33.4.42.29.10.00          415.988.9207


FOR IMMEDIATE RELEASE


               PIXTECH RAISES $24 MILLION IN PUBLIC OFFERING AND
                              PRIVATE PLACEMENTS
               Motorola and UMC (Taiwan) Become Key Shareholders


Santa Clara, Calif.-- February 18, 1997 -- PixTech, Inc. (Nasdaq NMS:PIXT) today announced that it has successfully raised $24 million through a public offering on the Easdaq market and through private placements with Motorola, Inc. and United Microelectronics Corporation of Taiwan (UMC).

On Feb. 7, PixTech closed a public offering of 3,996,000 million shares of its common stock to offshore investors at a price of $4.50 per share. The shares of common stock sold to the public have been listed for trading on the Easdaq market. The public offering was underwritten by Hambrecht & Quist Saint Dominique, Credit Lyonnais and Beeson Gregory. In addition with this public offering, Motorola and UMC acquired 460,000 and 1.1 million shares of common stock, respectively, at a price of $4.50 per share, through private placements.

In 1995, Motorola acquired a license to PixTech's proprietary field-emission display (FED) technology and is currently ramping up a large volume FED manufacturing facility in Tempe, Ariz. Flat-panel displays were recently described by Motorola as a major area of development in 1997.

UMC, a Taiwan-based company with more than $1 billion primarily in integrated circuit foundry revenues, is the parent company of Unipac, an active matrix liquid-crystal display (LCD) manufacturer. PixTech and Unipac recently announced a partnership to produce large volumes of FEDs at Unipac's facility in Hsin Chu, Taiwan. Following its installation of PixTech's proprietary process, Unipac will manufacture FED displays and PixTech will market them to its growing customer base.

"This successful offering strengthens the company's financial position and provides a springboard for expansion from our FED pilot production facility in France toward high-volume manufacturing in Taiwan," said Jean-Luc Grand-Clement, chairman, president and chief executive officer. "We are delighted to welcome Motorola and UMC among our shareholders and we value their confidence in our technology leadership and in the manufacturability of PixTech's process."

Easdaq (European Association of Securities Dealers Automated Quotation) is a stock market that has recently been created to assist growing companies to raise capital in Europe. Easdaq market regulation are patterned after Nasdaq rules to provide a highly regulated market for high-growth companies in Europe.
PixTech's common stock has been traded on Nasdaq since July 1995. Shares of PixTech common stock may generally be traded on either the Nasdaq or the Easdaq markets.
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PixTech designs, develops and manufactures FEDs, a new type of flat-panel display that may replace LCDs in a wide range of portable products and cathode-ray tubes as desktop monitors. FEDs offer the viewing advantages of the CRT with the packaging advantages of the flat-panel LCD. PixTech and its alliance partner Futaba (Japan), are currently the only companies in the world that sell FEDs commercially. PixTech is currently establishing high-volume manufacturing capabilities for its FEDs at Unipac's Taiwan facility.

To more rapidly develop a critical mass of R&D in this display technology, PixTech formed an industrial alliance, sharing FED technology, patents and know-how with Motorola, Raytheon and Futaba (Japan). The alliance has more than 300 patents issued or pending on FED technology. PixTech operates a flat-panel display pilot manufacturing facility in Montpelier, France and a R&D facility and sales office in Santa Clara, Calif. The Company employs approximately 150 people. More information on PixTech is available from the Company's web sit at http://www.pixtech.com, from the Company's SEC filings, or by contacting PixTech directly.

Statements that are not historical facts, including statements about PixTech's confidence and strategies, the timing of finalizing a contractual agreement with Unipac or UMC, the development of new or existing products, technologies and opportunities, market demand or acceptance of new or existing products are forward-looking statements that involve risks and uncertainties. These uncertainties include, but are not limited to, the ease or difficulty of the transfer of the FED technology to its manufacturing partner, product demand and market acceptance risks, commitment of Unipac and/or of members of the FED alliance, ability of the Company to expand the FED alliance, impact of competitive product and prices, product development, commercialization or technological delays or difficulties, trade, legal, social and economic risks and other risks detailed in PixTech's Securities and Exchange Commission filings including its Form 10-K for the year 1995 and its most recent Form 10-Q.